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                                                                     EXHIBIT 4.6

                              FORM OF AMENDMENT TO

                          COMMON STOCK PURCHASE WARRANT

         AMENDMENT, dated as of [___________], 2003 (this "Amendment"), to Common Stock Purchase Warrant, dated as of November 8, 2001 (the "Warrant"), entered into by and between Critical Path, Inc., a California corporation (the "Company"), and [____________] ("Warrantholder"),

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Stock and Warrant Purchase and Exchange Agreement, dated as of November 8, 2001, the Company granted the Warrant to Warrantholder; and

         WHEREAS, pursuant to that certain Convertible Note Purchase and Exchange Agreement, dated as of November 18, 2003, the Company and Warrantholder desire to amend the terms of the Warrant in the manner set forth below:

         NOW, THEREFORE, the Company and Warrantholder hereby agree as of the day and year first above written as follows:

         Section 1. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Warrant.

         Section 2. Amendment to First Paragraph of the Warrant. The first paragraph of the Warrant is hereby deleted and amended and restated to read in its entirety as follows:

                  "This certifies that, for good and valuable consideration, Critical Path, Inc., a California corporation (the "Company"), grants to [____________], a Delaware limited partnership (the "Warrantholder"), the right to subscribe for and purchase from the Company, during the Exercise Period (as hereinafter defined), [_______________] (__________) validly issued, fully paid and nonassessable shares, par value $0.001, of Common Stock of the Company (the "Warrant Shares"), at the exercise price of $[Series E Price Per Share] per share (the "Exercise Price"), all subject to the terms, conditions and adjustments herein set forth. Capitalized terms used herein shall have the meanings ascribed to such terms in Section 9 below."

         Section 3. Continuing Agreement. Except as specifically amended hereby, all of the terms of the Warrant shall remain and continue in full force and effect and are hereby confirmed in all respects.

         Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

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         Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                            COMPANY:

                                            CRITICAL PATH, INC.,
                                            a California corporation

                                            By: ________________________________
                                                Name:
                                                Title:

                                            WARRANTHOLDER:

                                            [____________________]

                                            By: ________________________________
                                                Name:
                                                Title: